EXHIBIT 99.1


Press Release

Mesa Air Group Proposes Atlantic Coast Board Slate Committed to Act in Shareholders' Interests; Intends to Commence Exchange Offer for ACA Shares

PHOENIX, Oct 14, 2003 (BUSINESS WIRE) -- Mesa Air Group, Inc. (Nasdaq: MESA) today announced that it is filing a preliminary consent statement with the Securities and Exchange Commission to nominate a slate of directors to replace current board members of Atlantic Coast Airlines Holdings, Inc. (Nasdaq: ACAI). The filing will enable Mesa to solicit written consents from ACA shareholders to vote for seven highly qualified director nominees who, if elected, are committed to acting in the best interests of all ACA shareholders.

Mesa also intends to commence an exchange offer for all outstanding shares of ACA, and/or deliver a draft merger agreement to the board of ACA, that each provide for the exchange of shares at a ratio of 0.9 of a Mesa share for each outstanding share of ACA common stock.

Jonathan Ornstein, Chairman and Chief Executive Officer of Mesa Air Group, said, "We are disappointed that we have not received a response from ACA management or its board of directors to our October 6 letter outlining an acquisition proposal for ACA. We have made a full and fair proposal to merge with ACA based on a proven strategy that we believe will result in long-term profitability. Our focused business model, based on revenue guarantee code share relationships with major airlines serving hub networks, applied to an enlarged asset base and a broader portfolio of client partnerships, will offer more balanced revenue distribution and strong synergies. As the leading operator in the regional aviation sector, we would have a stronger balance sheet and greater access to capital to fund our combined growth. Employees of both companies would have a stronger, more secure employer and greater advancement opportunities; our major airline customers would benefit from our ability to provide lower cost services; our shareholders an enhanced capital structure. Consequently, we believe that both Mesa and ACA shareholders, who would receive shares of Mesa common stock in the transaction, will benefit from our successful execution of this merger.

"Accordingly, we are taking steps to give ACA shareholders the opportunity to replace existing directors with those who are committed to fairly considering our offer or a similarly attractive alternative."

Based on the closing prices of Mesa and ACA common stock on Friday, October 3, 2003, the last trading day before announcement of the Mesa proposal, the offer represented a 25% premium over the price of shares of ACA common stock on October 3, and a 35% premium to ACA's average trading price since July 28, 2003 the day ACA announced its change in strategy.

In addition to replacing directors, Mesa will also seek written consent from ACA stockholders to approve a resolution to repeal any by-laws or amendments that have been adopted since the last date ACA's by-laws were filed with the SEC (August 14, 1998).


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Mesa intends to nominate the following seven independent individuals for election as ACA directors:

      o Nathaniel A. Davis, Previous President and Chief Operating Officer, XO Communications; Director of XM Satellite Radio Holdings Inc.;

      o Andre V. Duggin, Chairman of the Board of Directors and Chief Executive Officer of A.V. Consultants, Inc., an insurance and risk management company;

      o Theodore F. Kahan, Senior Managing Director, El Camino Capital Group, a real estate investment company; former Executive Vice President of The Davis Companies;

      o James R. Link, Consultant, JLink Associates, a financial/marketing consulting firm; Chief Executive Officer of PAC/AV; and Chief Executive Officer of TRW Investments, a venture capital firm; former Vice President of Worldwide sales, Raytheon Aircraft Company;

      o David T. McLaughlin, Chairman of the Board of Directors, Orion Safety Products; Chairman of the American Red Cross; previous President of Dartmouth College; Director of Viacom, Inc., Orion Safety Products and Infinity Broadcasting;

      o Peter F. Nostrand, Chairman of the Board of Directors, President and Chief Executive Officer, SunTrust Banks, Inc., Greater Washington; Former President of Crestar Bank Washington, DC and Crestar Bank MD; and

      o Archille R. Paquette, Retired President, Chief Operating Officer, Air Midwest, Inc.

About Mesa Air Group

Mesa currently operates 150 aircraft with 938 daily system departures to 163 cities, 40 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver and the West as United Express; in Denver as Frontier JetExpress until December 31, 2003; in Kansas City with Midwest Express and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

Certain Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or


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expected. The company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.